Exhibit 99.1

Pattern Energy Enters Agreement to Sell K2 Wind Facility

SAN FRANCISCO, California, November 7, 2018 – Pattern Energy Group Inc. (NASDAQ and TSX: PEGI) (“Pattern Energy” or the “Company”) today announced it has entered into an agreement for the sale of the Company’s 90 megawatt (“MW”) minority owned interest in the K2 Wind power facility (“K2”) in Ontario for a purchase price of CAD$216.0 (US$166.0 million1), to a consortium of investors led by Axium Infrastructure (the “Axium Consortium”).

Highlights:

•	Sale reflects the significant intrinsic value of the assets in the portfolio compared to the value ascribed to the business in the public markets

•	Sale of the interest allows the Company to acquire or invest in more accretive assets

•	Success of the Company’s accretive asset recycling strategy

•	US$65.0 million to US$69.0 million[1] gain on sale

•	Sold at 15.0x multiple of the ten-year average cash available for distribution[2] (“CAFD”)

“K2 was a good candidate for recycling given our minority interest. The sale demonstrates the confidence of Canadian investors in the Ontario market. The proceeds provide us an opportunity to redeploy capital into more accretive opportunities – improving our CAFD without issuing common equity,” said Mike Garland, CEO of Pattern Energy. “We have now sold two assets, El Arrayán and K2, at significant premiums to the multiple at which we trade in the markets.”

Pattern Energy expects to record a pretax gain in the range of approximately US$65.0 million to US$69.0 million on the sale, subject to fourth quarter results. Pattern Energy is also entitled to receive the cash flows from the facility through the end of calendar 2018.

K2 is a 270 MW wind power facility located in the Township of Ashfield-Colborne-Wawanosh and commenced commercial operations in June 2015. The facility is a joint venture between Pattern Energy, an Axium-led consortium and Capital Power Corporation. Capital Power Corporation has also agreed to sell its interest in the facility to the Axium Consortium under the same agreement.

The Company intends to use the net proceeds from the sale for general corporate purposes, which may include: funding investments, acquisitions or the repayment of indebtedness.

The transaction is expected to close on, or around, December 31, 2018, subject to customary closing conditions.

1)	Based on a CAD to USD exchange rate of $1.30.

2)
This forward looking measure of ten-year average annual purchase price multiple of cash available for distribution (CAFD) contribution from the K2 project is a non-GAAP measure that cannot be reconciled to net cash provided by operating activities as the most directly comparable GAAP financial measure without unreasonable effort primarily because of the uncertainties involved in estimating forward-looking changes in working capital balances which are added to earnings to arrive at cash provided by operations and subtracted therefrom to arrive at CAFD. A description of the adjustments to determine CAFD can be found within Item 2, Management's Discussion and Analysis of Financial Condition and Results of Operations - Key Metrics, of Pattern Energy's 2018 Quarterly Report on Form 10-Q for the period ended September 30, 2018.

About Pattern Energy
Pattern Energy Group Inc. (Pattern Energy) is an independent power company listed on the NASDAQ Global Select Market and Toronto Stock Exchange. Pattern Energy has a portfolio of 23 wind and solar power facilities, which excludes the one facility it has agreed to sell, with a total owned interest of 2,771 MW in the United States, Canada and Japan that use proven, best-in-class technology. Pattern Energy's wind and solar power facilities generate stable long-term cash flows in attractive markets and provide a solid foundation for the continued growth of the business. For more information, visit www.patternenergy.com.

Cautionary Statement Regarding Forward-Looking Statements
Certain statements contained in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and "forward-looking information" within the meaning of Canadian securities laws, including statements regarding the gain amount Pattern Energy expects from the sale, the ten-year average CAFD multiple represented by the purchase price, the ability to recycle assets and redeploy capital into more accretive opportunities and improve CAFD without issuing common equity, the ability for Pattern Energy to diversify its portfolio, the use of proceeds from the sale, and the expected closing date of the transaction. These forward-looking statements represent Pattern Energy's expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Pattern Energy's control, which could cause actual results to differ materially from the results discussed in the forward-looking statements.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Pattern Energy does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Pattern Energy to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Pattern Energy’s annual report on Form 10-K and any quarterly reports on Form 10-Q. The risk factors and other factors noted therein could cause actual events or Pattern Energy’s actual results to differ materially from those contained in any forward-looking statement.

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Contacts:

Media Relations Matt Dallas 917-363-1333 matt.dallas@patternenergy.com	Investor Relations Ross Marshall 416-526-1563 ross.marshall@loderockadvisors.com